Exhibit 10.9

REVISED AND RESTATED EMPLOYMENT AGREEMENT

THIS REVISED AND RESTATED EMPLOYMENT AGREEMENT is made as of the 17th day of April, 2012 (as so revised and restated, the “Agreement”), revising and restating that certain Employment Agreement dated April 7, 2000 as later amended on November 28, 2008 and December 29, 2010 (collectively the “Original Agreement”), by and between NICOLET NATIONAL BANK (the "Bank"), and ROBERT B. ATWELL, a resident of the State of Wisconsin (the "Executive").

INTRODUCTION:

This Agreement is intended to amend, replace and supersede the rights and obligations of the parties under the Employment Agreement dated April 7, 2000 as later amended on November 28, 2008 and December 29, 2010 (collectively the “Original Agreement”) with respect to the subject matter thereof. The Bank and the Executive now desire to amend the Original Agreement with respect to its Non-Competition and Non-Solicitation provisions in response to the growth and expansion of the Bank into geographic areas not contemplated in the Original Agreement and to reflect the current status of the Executive’s position and compensation and to make certain other administrative changes.

In consideration of the Executive’s continued employment by the Bank, additional monetary consideration and the mutual agreements hereinafter set forth, the parties hereby agree to amend the Original Agreement, effective as of April 1, 2012, except as otherwise provided below, as follows:

1.

Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1

"Agreement" shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2

"Area" shall mean the geographic area within the boundaries of the State of Wisconsin and the Upper Peninsula of the State of Michigan. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs or performed services on behalf of the Bank under this Agreement as of, or within a reasonable time prior to, the termination of the Executive's employment hereunder.

1.3

"Bank Information" means Confidential Information and Trade Secrets.

1.4

"Business of the Bank" shall mean the business conducted by the Bank, which is the business of commercial banking.

1.5

"Cause" shall mean:

1.5.1

With respect to termination by the Bank:

(a)

a material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the Bank. Such notice shall (i) specifically identify the duties that the Board of Directors of the Bank believes the Executive has failed to perform, (ii) state the facts upon which such Board of Directors made such determination, and (iii) be approved by a resolution passed by two-thirds (2/3) of the directors then in office;

(b)

conduct by the Executive that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities hereunder;

(c)

arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Executive during the Term of this Agreement of a crime involving breach of trust or moral turpitude;

(d)

conduct by the Executive that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder; or

(e)

conduct by the Executive that results in removal from his position as an officer or executive of the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Bank.

1.5.2

With respect to termination by the Executive, the following conditions will establish good reason for the Executive to terminate his employment and receive compensation as set forth in section 4.1 of the Agreement so long as the termination occurs during a period of time not to exceed two years following the occurrence of any of the conditions without the Executive’s consent, the Executive provides notice to the Bank of the good reason condition within 90 days after the condition arises and the Bank has 30 days to cure the condition:

(a)

a material diminution to the scope of the Executive’s authority (including supervisory authority), duties or responsibility;

(b)

following a Change of Control, a material diminution of reporting relationship (e.g., Executive reports to another executive or officer of the Bank rather than the Board of Directors);

(c)

following a Change of Control, a material change in the geography where the Executive must perform his service (e.g. a location that is beyond a 50-mile radius from the Executive’s office location immediately prior to the Change of Control);

(d)

following a Change of Control, any material decrease in base compensation, bonus opportunity or other benefits provided for in Section 4 from the level in effect immediately prior to the Change of Control;

(e)

any other material breach in the Agreement.

1.6

"Change of Control" means any one of the following events:

(a)

When one person or a group acquires stock of the Bank that, combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the Bank;

(b)

On the date that, during any 12-month period, either [1] any person or group acquires stock possessing 30% of the voting power of the Bank, or [2] the majority of the board is replaced by persons whose appointment or election is not endorsed by a majority of the board;

(c)

When a person or group acquires, during any 12-month period, assets of the Bank having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the Bank’s assets.

1.6A

"Company" shall mean Nicolet Bankshares, Inc., a bank holding company incorporated under the laws of the State of Wisconsin.

1.7

“Confidential Information" means data and information relating to the business of the Bank (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive's relationship to the Bank and which has value to the Bank and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Bank (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.8

"Disability" shall mean the inability of the Executive to perform each of his material duties under this Agreement for the duration of the short-term disability period under the Bank's policy then in effect (or, if no such policy is in effect, a period of one-hundred eighty (180) consecutive days) as certified by a physician chosen by the Bank and reasonably acceptable to the Executive.

1.9

"Effective Date" shall mean the date the Bank opens for business.

1.10

"Initial Term" shall mean that period of time commencing on the date of this Agreement and running until the close of business on the last business day immediately preceding the third anniversary of the date of this Agreement or any earlier termination of employment of the Executive under this Agreement as provided for in Section 3.

1.10A

“Separation from Service” shall mean a termination of the Executive’s employment with the Bank and all affiliated companies that, together with the Bank, constitute the ‘service recipient’ within the meaning of Code Section 409A and the regulations thereunder that constitutes a ‘separation from service’ within the meaning of Code Section 409A and the regulations thereunder.

1.11

"Term" shall mean the last day of the Initial Term or most recent subsequent renewal period.

1.12

"Trade Secrets" means Bank information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a)

derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)

is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.

Duties.

2.1

Position. The Executive is employed as the Chairman of the Board and Chief Executive Officer of the Bank, subject to the direction of the Board of Directors of the Bank or its designee(s) and shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Bank in connection with the conduct of its business. The duties and responsibilities of the Executive are set forth on Exhibit A attached hereto.

2.2

Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

(a)

devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)

diligently follow and implement all reasonable and lawful management policies and decisions communicated to him by the Board of Directors of the Bank; and

(c)

timely prepare and forward to the Board of Directors of the Bank all reports and accountings as may be requested of the Executive.

2.3

Permitted Activities. The Executive shall devote his entire business time, attention and energies to the Business of the Bank and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

(a)

investing his personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Bank and which will not require any services on the part of the Executive in their operation or affairs and in which his participation is solely that of an investor;

(b)

purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Bank; and

(c)

participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board of Directors of the Bank approves of such activities prior to the Executive's engaging in them.

3.

Term and Termination.

3.1

Term. This Agreement shall remain in effect for the Term. While this Agreement remains in effect, it shall automatically renew each day after the date of this Agreement so that the Term remains a three-year term from day-to-day hereafter unless the Bank or the Executive gives written notice to the other of its intent that the automatic renewals shall cease. In the event such notice of non-renewal is properly given, this Agreement and the Term shall expire on the third anniversary of the thirtieth (30th) day following the date such written notice is received.

3.2

Termination. During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

3.2.1

By the Bank:

(a)

Reserved;

(b)

For Cause, upon written notice to the Executive pursuant to Section 1.5.1 hereof, where the notice has been approved by a resolution passed by twothirds (2/3) of the directors of the Bank then in office;

(c)

Without Cause at any time, provided that the Bank shall give the Executive thirty (30) days' prior written notice of its intent to terminate, in which event the Bank shall be required to continue to meet its obligations to the Executive under Section 4.1 for a period equal to the lesser of (i) twelve (12) months following the termination or (ii) the remaining Term of the Agreement; or

(d)

Upon the Disability of Executive at any time, provided that the Bank shall give the Executive thirty (30) days' prior written notice of its intent to terminate, in which event, the Bank shall be required to continue to meet its obligations under Section 4.1 for a period of six (6) months following the termination or until the Executive begins receiving payments under the Bank's long-term disability policy, whichever occurs first.

3.2.2

By the Executive:

(a)

For Cause, in which event the Bank shall be required to continue to meet its obligations under Section 4.1 for a period equal to the lesser of (i) twelve (12) months following the termination or (ii) the remaining Term of the Agreement; or

(b)

Without Cause or upon the Disability of the Executive, provided that the Executive shall give the Bank sixty (60) days' prior written notice of his intent to terminate.

3.2.3

At any time upon mutual, written agreement of the parties.

3.2.4

Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive's death.

3.3

Change of Control.

(a)

If, within six (6) months after a Change of Control as defined in Section 1.6(a) or (c), the Executive terminates his employment with the Bank under this Agreement for Cause, the Executive, or in the event of his subsequent death, his designated beneficiaries or his estate, as the case may be, shall receive, as liquidated damages, in lieu of all other claims, a severance payment equal to one and one-half (1.5) times the Executive’s then current Base Salary and bonus then in effect, if any, paid in a lump sum cash payment in accordance with Section 3.3A.

(b)

If, within six (6) months after a Change of Control as defined in Section 1.6(b), the Executive terminates his employment with the Bank under this Agreement for Cause, the Executive, or in the event of his subsequent death, his designated beneficiaries or his estate, as the case may be, shall receive, as liquidated damages, in lieu of all other claims, a severance payment equal to one and one-half (1.5) times the Executive’s then current Base Salary and bonus then in effect, if any, paid in equal installments in accordance with the Bank’s normal payroll practices over a period equal to the lesser of twelve (12) months or, determined as of the date of the Executive’s termination of employment, the remaining Term of the Agreement, and paid in accordance with Section 3.3A.

(c)

In no event shall the payment(s) described in this Section 3.3 exceed the amount permitted by Section 280G of the Internal Revenue Code, as amended (the ‘Code’). Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other payments to the Executive in the nature of compensation which are contingent on a change in ownership or effective control off the Bank or in the ownership of a substantial portion of the assets of the Bank (the ‘Aggregate Severance’) would result in a ‘parachute payment,’ as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by the Executive’s ‘base amount’ for the ‘base period,’ as those terms are defined under Section 280G of the Code. In the event the Aggregate Severance is required to be reduced pursuant to this Section 3.3, the latest payments in time shall be reduced first and if multiple portions of the Aggregate Severance to be reduced are paid at the same time, any non-cash payments will be reduced before any cash payments, and any remaining cash payments will be reduced pro rata.

3.3A

Severance.

(a)

Payment of severance amounts due upon the Executive’s termination of employment pursuant to Sections 3.2.1(c) or (d); Section 3.2.2(a); or Section 3.3, as applicable, including any reimbursements to which the Executive is entitled pursuant to Section 4.4, shall commence or be made, as applicable, within ninety (90) days after the Executive experiences a Separation from Service on or after the date the Executive’s employment is terminated.

(b)

Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of the Executive’s Separation from Service, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Executive’s Separation from Service, the Executive is determined to be a ‘specified employee’ (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Bank (or any related ‘service recipient’ within the meaning of Code Section 409A and the regulations thereunder). Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum in the seventh month following such effective date. Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.

3.4

Effect of Termination. Upon termination of the Executive's employment hereunder, the Bank shall have no further obligations to the Executive or the Executive's estate with respect to this Agreement, except for the payment of salary and bonus amounts, if any, accrued pursuant to Sections 4.1 and 4.2 hereof and unpaid as of the effective date of the termination of employment and payments set forth in Sections 3.2.1(a), (c) or (d); Section 3.2.2(a); Section 3.3; and Section 4.4, as applicable. Nothing contained herein shall limit or impinge upon any other rights or remedies of the Bank or the Executive under any other agreement or plan to which the Executive is a party or of which the Executive is a beneficiary.

4.

Compensation. The Executive shall receive the following salary and benefits during the

Term, except as otherwise provided below:

4.1

Base Salary. During the Term in effect at the time of this Agreement, the Executive shall be compensated at a base rate of $350,000 per year (the "Base Salary"). The Executive's Base Salary shall be reviewed by the Executive Committee of the Board of Directors of the Bank at least annually, and based on its evaluation of Executive's performance, the Compensation Committee may recommend to the entire Board of Directors of the Bank that the Executive's Base Salary be increased in such amount, if any, as may be determined by the Board of Directors of the Bank. Base Salary shall be payable in accordance with the Bank's normal payroll practices.

4.2

Incentive Compensation.

The Executive shall be eligible to receive annual bonus compensation, if any, as determined by the Board of Directors of the Bank pursuant to any incentive compensation program as may be adopted from time to time by the Bank.

4.3

Reserved.

4.4

Health Insurance.

(a)

In the event of termination by the Executive for Cause (Section 3.2.3(a)) or following a Change of Control (Section 3.3), the Bank shall reimburse Executive for the cost of premium payments paid by the Executive to continue his then existing health insurance for himself and his eligible dependents as provided by the Bank for a period of twelve (12) months following the date of termination of employment.

(b)

In the event of a termination by the Bank without Cause (Section 3.2.l(c)), the Bank shall reimburse the Executive for the cost of premium payments paid by the Executive to continue his then existing health insurance for himself and his eligible dependents as provided by Bank for a period of twelve (12) months following the date of termination of employment.

(c)

In no event shall any reimbursement pursuant to this Section 4.4 be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement is not subject to liquidation or exchange for another benefit.

4.5

Automobile. Beginning as of the Effective Date, the Bank will provide Executive with an automobile to be used for business and personal purposes. The make and model of the automobile shall be determined by the Bank. The Bank will pay expenses associated with the operation, maintenance, repair and insurance for the automobile.

4.6

Business Expenses; Memberships. The Bank specifically agrees to reimburse the Executive for:

(a)

reasonable and necessary business (including travel) expenses incurred by him in the performance of his duties hereunder, as approved by the Board of Directors of the Bank; and

(b)

reasonable dues and business related expenditures, including initiation fees, associated with memberships, as selected by the Executive, including country clubs and professional associations which are commensurate with his position.

(c)

Reserved.

provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Bank and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.7

Vacation. On a non-cumulative basis, the Executive shall be entitled to four (4) weeks of vacation in each successive twelve-month period during the Term, during which his compensation shall be paid in full.

4.8

Life Insurance. Beginning as of the Effective Date, the Bank will provide the Executive with term life insurance coverage providing a death benefit of not less than $1,500,000, payable to such beneficiary or beneficiaries as the Executive may designate.

4.9

Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Bank similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Bank's standard policies and practices. Such benefits may include, by way of example only, profit-sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits and such other benefits as the Bank deems appropriate.

4.10

Withholding. The Bank may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

4.11

Reimbursement of Expenses; In-Kind Benefits. All expenses eligible for reimbursement under this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement. All in-kind benefits described in this Agreement must be provided by the Bank during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Such right to reimbursement or in-kind benefits are not subject to liquidation or exchange for another benefit.

5.

Bank Information.

5.1

Ownership of Bank Information. All Bank Information received or developed by the Executive while employed by the Bank will remain the sole and exclusive property of the Bank.

5.2

Obligations of the Executive. The Executive agrees:

(a)

to hold Bank Information in strictest confidence;

(b)

not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Bank Information or any physical embodiments of Bank Information; and

(c)

in any event, not to take any action causing or fail to take any action necessary in order to prevent any Bank Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Bank Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Bank when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

5.3

Delivery upon Request or Termination. Upon request by the Bank, and in any event upon termination of his employment with the Bank, the Executive will promptly deliver to the Bank all property belonging to the Bank, including, without limitation, all Bank Information then in his possession or control.

6.

Non-Competition. The Executive agrees that during his employment by the Bank hereunder and, in the event of his termination:

• by the Bank for Cause pursuant to Section 3.2.l(b),

• by the Executive without Cause pursuant to Section 3.2.2(b), or

• by the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Bank), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Bank (including as an organizer or proposed executive officer of a new financial institution), engage in any business which is the same as or essentially the same as the Business of the Bank.

7.

Non-Solicitation of Customers. The Executive agrees that during his employment by the Bank hereunder and, in the event of his termination:

• by the Bank for Cause pursuant to Section 3.2.l(b),

• by the Executive without Cause pursuant to Section 3.2.2(b), or

• by the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Bank), within the Area, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Bank's customers, including actively sought prospective customers, with whom the Executive has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with the Business of the Bank.

8.

Non-Solicitation of Employees. The Executive agrees that during his employment by the Bank hereunder and, in the event of his termination:

• by the Bank for Cause pursuant to Section 3.2.1(b),

• by the Executive without Cause pursuant to Section 3.2.2(b), or

• by the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, he will not, within the Area, on his own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Bank to another person or entity providing products or services that are competitive with the Business of the Bank, whether or not:

• such employee is a full-time employee or a temporary employee of the Bank,

• such employment is pursuant to written agreement, and

• such employment is for a determined period or is at will.

9.

Remedies. The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Bank, and that irreparable loss and damage will be suffered by the Bank should he breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Bank shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Bank and the Executive agree that all remedies available to the Bank or the Executive, as applicable, shall be cumulative.

10.

Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.

No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Bank whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of any of its rights hereunder.

12.

Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)

If to the Bank, to it at:

Post Office Box 23900

Green Bay, Wisconsin 54305-3900

(ii)

If to the Executive, to him at:

3486 Solitude Rd.

De Pere, Wisconsin 54115

13.

Assignment. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party to this Agreement; provided, however, that the rights and obligations of the Bank shall apply to its successor(s) and the rights of the Executive shall inure to the benefit of the heirs or the estate of the Executive.

14.

Waiver. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.

Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered only in a state court of Wisconsin or the federal court for the Eastern District of Wisconsin. The Bank and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

16.

Attorneys' Fees. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party within sixty (60) days after a final determination (excluding any appeals) is made with respect to the litigation.

17.

Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Wisconsin.

18.

Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms "herein", "hereunder", "hereby", "hereto", "hereof' and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19.

Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Bank or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement, including, but not limited to, that certain employment agreement between the Bank and the Executive previously signed by the parties and also dated as of April 7, 2000, are hereby expressly terminated and superseded.

20.

Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.

Survival. The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective sections.

IN WITNESS WHEREOF, the parties have caused this Revised and Restated Employment Agreement to be executed on the day and year first above written.

THE BANK:

THE EXECUTIVE:

By: /s/ Donald J. Long, Jr.

/s/ Robert B. Atwell

Print Name: Donald J. Long, Jr.

Title: Chairman, Compensation Committee

Exhibit A

Duties and Responsibilities of the Executive

Function:

Has overall responsibility for the leadership of the Bank in all aspects of its activities to ensure safety and soundness, maximize return to the shareholders, and meet the needs of its various constituencies (shareholders, Board of Directors, customers, employees, regulators, and communities). Is entrusted with the responsibility of chairing the Board of Directors and governing in accordance with the bylaws of the organization.

Principal Accountabilities:

1.

Serves as the liaison between the employees of the organization and the Board of Directors. Formulates policies and carries out recommendations or suggestions made by the Board. Responsible for advising the Board and keeping its directors informed on any changes relative to the company’s mission, goals, strategies, and finances.

2.

Works closely with the Board of Directors in the planning, implementation and control of long-term and short-term goals and strategic plans. This includes the maintenance and expenditure plans of capital, expansion plans, annual budgeting and forecasting and overall profitability.

3.

Develops and implements the overall business strategy of the Bank, its culture and mission statement. Proactively communicates expectations, mission and strategy internally and externally.

4.

Has overall responsibility for managing the interest rate risk exposure of the Bank by monitoring the Bank's liquidity position, net interest margin, deposit levels and pricing, asset levels and pricing and portfolio investment decisions.

5.

Works closely with the organization’s management team and provides leadership in the development of internal policies and procedures such as credit policy, investment policy, risk tolerance levels, marketing strategies and operational procedures. Is directly responsible for overseeing and providing leadership to the trust/wealth management, finance/accounting and human resources functions of the Bank.

6.

Works closely with the Chief Financial Officer to ensure appropriate financial reporting and proper utilization of accounting procedures. Establishes guidelines and budget to manage the Bank’s capital and expenditures and monitors financial results compared to plan. Monitors all measures of profitability based on results.

7.

Works closely with the Chief Investment Officer/Trust Department Manager in the overall direction and growth strategies of the trust and wealth management function. Ensures that investment options and allocation strategies for customers are in line with Bank’s risk tolerance and in compliance with all applicable regulations.

8.

Works closely with the Human Resources Director in maintaining a highly efficient and positive culture. Facilitates or participates in team building exercises as deemed necessary. Ensures internal communication is effective and appropriate.

9.

Maintains status of industry leader by continued active involvement in community and civic activities in such a manner as to create and maintain a positive public perception of the Bank. Shares knowledge of industry at macro and micro levels with community through speaking engagements and informal publications.

10.

Responsible for maintaining sound relationships with the various regulatory agencies and managing the Bank to meet or exceed all regulatory guidelines.

11.

Monitors and manages legal risk to the Bank and takes appropriate action to mitigate legal risk to the fullest extent.

12.

Serves on Board of Directors and Committees as appropriate.

13.

Performs other activities as necessary or as requested by Board of Directors to contribute to the continued growth, profitability and viability of the Bank.